AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO THE MAXIMUM MATURITY AGE

This Endorsement is part of your Certificate and is effective upon your receipt.

The following sentence replaces the first sentence of paragraph two in Section 1.11A RETIREMENT DATE, as amended by Endorsement 2008TSA(100):

You may not choose an Annuity Commencement Date later than our maximum maturity age (currently age [95]), unless required by State law.

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Dave S. Hattem, Senior Executive Director,
Chairman of the Board and Chief Executive Officer]	Secretary and General Counsel ]

2018EQVMMA-100(G)TSA	Page 1